Exhibit 8.1

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

April 2, 2012

Board of Directors

ESSA Bancorp, Inc.

200 Palmer Street

P.O. Box L

Stroudsburg, Pennsylvania 18360

Re:	Material Federal Income Tax Consequences of Mergers

Ladies and Gentlemen:

We have acted as special counsel to ESSA Bancorp, Inc., a Pennsylvania corporation with its principal place of business in Stroudsburg, Pennsylvania (the “ESSA”), in connection with its acquisition of First Star Bancorp, Inc., a Pennsylvania corporation (“First Star”) pursuant to the Merger Agreement, dated as of December 21, 2011, by and between ESSA and the First Star, as amended by Amendment No. 1 to the Merger Agreement, dated as of February 28, 2012, (as so amended, the “Merger Agreement”). Subject to certain approvals and conditions, the Merger Agreement provides that the First Star will be merged with and into ESSA (the “Merger”). You have asked for our opinion as to the U.S. federal income tax consequences of the Merger. (All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Agreement.)

For purposes of this opinion, we have reviewed the Registration Statement, the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

(i)	The documents we have reviewed are legal, valid, and binding and that the parties will act in accordance with the provisions of such documents and the requirements of applicable law.

(ii)	The Merger will be completed in the manner set forth in Section 2.1 of the Agreement and in the Registration Statement, including the Proxy Statement of First Star and Prospectus of ESSA contained therein.

(iii)	The representations as to fact contained in the letters of representation from First Star and ESSA to us, dated as of this date, are true, correct and complete in all respects as of the date hereof and will continue to be true, correct and complete in all respects as of the Effective Time and thereafter where relevant.

LUSE GORMAN POMERENK & SCHICK A PROFESSIONAL CORPORATION

ESSA Bancorp, Inc. April 2, 2012 Page 2

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under “Material U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that under current Federal income tax laws the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended from time to time.

This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. The opinion expressed herein is limited to the referenced U.S. federal income tax matters. No other opinions are rendered or should be inferred. We also express no opinion regarding tax consequences under foreign, state or local laws.

Our opinion is rendered as of the date hereof and in issuing our opinion, we have relied solely upon the Code, existing and proposed regulations thereunder, and administrative positions and judicial decisions in effect as of the date hereof. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinion set forth above. Also, future changes in U.S. federal income tax laws and the interpretation thereof can have retroactive effect.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick

Luse Gorman Pomerenk & Schick

A Professional Corporation